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[KPMG Logo]                                                         Exhibit 23.1

           1660 International Drive
           McLean, VA 22102



                         Independent Auditors' Consent

The Board of Directors
Interstate Hotels & Resorts, Inc.:

We consent to the use of our report dated February 11, 2003, with respect to the consolidated balance sheets of Interstate Hotels & Resorts, Inc. and subsidiaries (formerly Interstate Hotels Corporation) as of December 31, 2002, and the related consolidated statements of operations and comprehensive loss, stockholders' equity, cash flows for the year ended December 31, 2002, included and incorporated herein by reference and to the reference to our firm under the heading "Experts" in the registration statement on Form S-3.



/s/ KPMG LLP
McLean, Virginia
November 18, 2003